                                                                    EXHIBIT 99.1


                   NEWFIELD ANNOUNCES FIRST QUARTER RESULTS**


FOR IMMEDIATE RELEASE

         HOUSTON - (APRIL 23, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced its financial and operating results for the first quarter of 2003. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, April 24. To participate in the call, dial 719-457-2621. A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at www.newfld.com.

         For the first quarter of 2003, the Company reported net income of $64.1 million, or $1.17 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter include the effects of the following two items:

          o A $10.0 million one-time charge ($6.5 million after tax), or $0.12 per share, associated with the unwind of the gas forward sales obligation inherited through the acquisition of EEX Corporation in late 2002; and

          o An $8.5 million gain ($5.6 million after tax), or $0.10 per share, resulting from the cumulative effect of adoption of SFAS
               143. SFAS 143 changes the manner in which abandonment obligations are reported.

         Revenues in the first quarter of 2003 were $279.3 million. Net cash provided by operating activities before changes in operating assets and liabilities * was $175.9 million.

         This compares to net income in the first quarter of 2002 of $16.3 million, or $0.37 per share. Revenues in the first quarter of 2002 were $148.0 million. Net cash provided by operating activities before changes in operating assets and liabilities* was $96.7 million in the first quarter of 2002.

         The Company's production in the first quarter of 2003, when stated on a natural gas equivalent basis, increased more than 25% over the first quarter of 2002. Newfield produced 55.2 billion cubic feet equivalent (Bcfe), or an average of 614 million cubic feet equivalent per day, during the first quarter of 2003. The following tables detail quarterly production and average realized prices.

PRODUCTION

                                                                   1Q03             1Q02           % CHANGE
                                                                  -----------------------------------------
United States
     Natural gas (Bcf)                                             44.0             34.0               30%
     Oil and condensate production (MMBbls)                        1.52             1.35               12%
Australia
     Oil and condensate liftings (MMBbls)                         0.358            0.298               20%
Total Production (Bcfe)                                            55.2             43.8               26%


AVERAGE REALIZED PRICES

                                                                   1Q03             1Q02           % CHANGE
                                                                 ------------------------------------------
United States
     Natural gas (per Mcf)                                        $5.05            $3.26               55%
     Oil and condensate (per Bbl)                                $29.03           $22.03               32%
Australia
     Oil and condensate liftings (per Bbl)                       $31.86           $22.01               45%
Total (per Mcfe)                                                  $5.03            $3.35               50%

================================================================================
Prices shown are net of transportation expense and after hedging. The Company has not entered into hedging transactions specifically relating to Australian production.

         Stated on a unit of production basis, Newfield's lease operating expense (LOE) in the first quarter of 2003 was $0.58 per Mcfe. This compares to LOE of $0.53 per Mcfe in the same period of 2002. Higher commodity prices contributed to significantly higher production taxes in the first quarter. Production taxes in the first quarter of 2003 (including resource rent tax in Australia) increased to $0.23 per Mcfe compared to $0.08 per Mcfe in the same period of 2002. DD&A expense, stated on a unit of production basis, in the first quarter of 2003 was $1.75 per Mcfe compared to $1.63 in the first quarter of 2002. The increase in DD&A expense is related primarily to higher cost reserve additions and the impact of adoption of SFAS 143. G&A expenses in the first quarter of 2003 were $0.32 per Mcfe compared to $0.28 per Mcfe in the same period of 2002. Capitalized G&A expenses in the first quarter of 2003 were $6.8 million compared to $2.3 million in the first quarter of 2002. The increase in G&A expense is primarily due to higher incentive compensation expense and the Company's growing workforce. In response to Newfield's increased emphasis on exploration, the Company is capitalizing a greater portion of its G&A expense.

         Capital expenditures in the first quarter of 2003 were $122.7 million.

         *Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

                                                                 1Q03                    1Q02
                                                              ---------------------------------
Net cash provided by operating activities                      $ 65,655                $ 98,649
   (Increase) Decrease in operating assets
      and liabilities                                           110,262                  (1,989)
Net cash provided by operating activities
   before changes in operating assets and
   liabilities                                                $ 175,917                $ 96,660

SECOND QUARTER 2003 ESTIMATES

         Below are estimates of production and significant operating and financial data for the second quarter of 2003. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the second quarter of 2003 is expected to be 42 - 47 Bcf (462 - 511 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Consolidated oil production in the second quarter of 2003 is expected to be 1.6 - 1.8 million barrels (18,000 - 20,000 BOPD). Australian oil production during the second quarter is expected to be 240 - 260 thousand barrels (2,600 - 2,900 BOPD). The timing of liftings in Australia will impact reported production and revenues. The price the Company receives for its Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to WTI. Australian crude oil sales are based on the Tapis Benchmark, which has historically been comparable to WTI. Hedging gains or losses will affect price realizations.

         LEASE OPERATING AND OTHER EXPENSES Newfield's LOE is expected to be $36
- $39 million ($0.65 - $0.72 per Mcfe) in the second quarter of 2003. The Company's domestic LOE is expected to be $31 - $35 million ($0.59 - $0.65 per
Mcfe). Production and other taxes in the second quarter of 2003 (including resource rent tax in Australia) are expected to be $10 - $11 million ($0.18 - $0.20 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the second quarter of 2003 is expected to be $14 - $16 million ($0.25 - $0.28 per Mcfe), net of capitalized G&A expense. Capitalized G&A expense is expected to be $6 - $8 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on Newfield's net income.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the second quarter of 2003 is expected to be $11 - $13 million ($0.21 - $0.23 per Mcfe), including a $2.3 million dividend on its convertible trust preferred securities. Current borrowings under the Company's bank facilities are $205 million. The remainder of long-term debt consists of three separate issuances of senior notes that in the aggregate total $550 million principal amount. Capitalized interest for the second quarter of 2003 is expected to be about $2 - $3 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2003 to be about 35 - 38%. About 35% of the tax provision is expected to be deferred.

         The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at http://www.newfld.com. Through the web page, interested persons may elect to receive @NFX through e-mail distribution.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.


         **Certain of the statements set forth in this release regarding estimated or anticipated second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com

                                       ###

CONSOLIDATED STATEMENT OF INCOME                                 FOR THE
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)            THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2003         2002
                                                         ---------    ---------
OIL AND GAS REVENUES                                     $ 279,284    $ 148,039
                                                         ---------    ---------

OPERATING EXPENSES:
   Lease operating                                          32,256       23,053
   Production and other taxes                               12,574        3,410
   Transportation                                            1,563        1,331
   Depreciation, depletion and amortization                 96,700       71,207
    General and administrative                              16,903       11,767
    Gas sales obligation settlement                          9,998         --
   Stock compensation                                          679          578
                                                         ---------    ---------
       TOTAL OPERATING EXPENSES                            170,673      111,346
                                                         ---------    ---------

INCOME FROM OPERATIONS                                     108,611       36,693

OTHER INCOME (EXPENSE):
   Interest expense                                        (16,686)      (7,201)
   Capitalized interest                                      3,819        2,130
   Dividends on preferred securities of
     Newfield Financial Trust I                             (2,336)      (2,336)
   Unrealized commodity derivative expense *                (1,217)      (5,645)
   Other                                                    (1,229)       1,816
                                                         ---------    ---------
                                                           (17,649)     (11,236)
                                                         ---------    ---------

INCOME BEFORE INCOME TAXES                                  90,962       25,457
                                                         ---------    ---------

Income tax provision                                        32,396        9,131
                                                         ---------    ---------
Income before cumulative effect of change in
     accounting principle                                   58,566       16,326

Cumulative effect of change in accounting principle**        5,575         --
                                                         ---------    ---------

NET INCOME                                               $  64,141    $  16,326
                                                         =========    =========

EARNINGS PER SHARE:
   BASIC
     Income before cumulative effect of change
       in accounting principle                           $    1.13    $    0.37
     Cumulative effect of change in accounting
       principle**                                            0.11         --
                                                         ---------    ---------
     Net income                                          $    1.24    $    0.37
                                                         =========    =========
   DILUTED
     Income before cumulative effect of change
       in accounting principle                           $    1.07    $    0.37
     Cumulative effect of change in accounting
       Principle**                                            0.10         --
                                                         ---------    ---------
     Net income                                          $    1.17    $    0.37
                                                         =========    =========

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS PER SHARE                           51,886       44,212

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS PER SHARE                         56,208       48,745


PRODUCTION DATA
                                                                 FOR THE
                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2003         2002
                                                         ---------    ---------
Average daily production:
     Oil and condensate (Bbls)                              20,821       18,309
     Gas (Mcf)                                               488.9        376.8

Average realized price:
     Oil and condensate (Bbls)                           $   29.57    $   22.03
     Gas (Mcf)                                           $    5.05    $    3.26

---------------
* Associated with SFAS 133.
** Associated with the adoption of SFAS 143.

CONSOLIDATED BALANCE SHEET                            MARCH 31,     DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                    2003            2002
                                                     -----------    ------------
ASSETS
Current assets:
   Cash & cash equivalents                           $    42,586    $    48,898
   Accounts receivable, oil and gas                      209,864        130,489
   Inventories                                             7,223          7,910
   Commodity derivatives *                                22,002          2,655
   Deferred taxes                                         18,075         12,801
   Other current assets                                   29,810         36,074
                                                     -----------    -----------
       Total current assets                              329,560        238,827
                                                     -----------    -----------

Oil and gas properties, net (full cost method)         2,203,105      2,010,005
Assets held for sale                                      35,000         35,000
Furniture, fixtures and equipment, net                     8,747          8,030
Commodity derivatives *                                    4,533          4,439
Other assets                                              20,952         19,452
                                                     -----------    -----------
       Total assets                                  $ 2,601,897    $ 2,315,753
                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $   213,424    $   246,197
Commodity derivatives *                                   69,798         49,610
                                                     -----------    -----------
       Total current liabilities                         283,222        295,807
                                                     -----------    -----------

Other liabilities                                         16,906         16,976
Commodity derivatives *                                   12,777         10,610
Long-term debt                                           778,903        709,615
Asset retirement obligation **                           155,240           --
Deferred taxes                                           141,595        129,309
                                                     -----------    -----------
       Total long-term liabilities                     1,105,421        866,510
                                                     -----------    -----------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                      143,750        143,750
                                                     -----------    -----------
Minority interest                                           --              455
                                                     -----------    -----------

STOCKHOLDERS' EQUITY
   Common stock                                              530            526
   Additional paid-in capital                            643,970        636,317
   Treasury stock                                        (26,552)       (26,213)
   Unearned compensation                                 (12,936)        (6,479)
   Accumulated other comprehensive income (loss)
     Foreign currency translation adjustment                 131         (3,888)
     Commodity derivatives *                             (36,043)       (27,295)
   Retained earnings                                     500,404        436,263
                                                     -----------    -----------
     Total stockholders' equity                        1,069,504      1,009,231
                                                     -----------    -----------
     Total liabilities and stockholders' equity      $ 2,601,897    $ 2,315,753
                                                     ===========    ===========

---------------
* Associated with SFAS 133.
** Associated with the adoption of SFAS 143.

CONSOLIDATED STATEMENT OF CASH FLOWS                                        FOR THE
(UNAUDITED, IN THOUSANDS OF DOLLARS)                                  THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                    ----------------------
                                                                      2003         2002
                                                                    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $  64,141    $  16,326
   Depreciation, depletion and amortization                            96,700       71,207
   Deferred taxes                                                       8,757        2,904
   Stock compensation                                                     679          578
   Commodity derivatives *                                              1,217        5,645
   Cumulative effect of change in
        accounting principle**                                         (5,575)        --
   Gas sales obligation settlement                                      9,998         --
                                                                    ---------    ---------
                                                                      175,917       96,660
   Changes in assets and liabilities                                  110,262       (1,989)
                                                                    ---------    ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                         65,655       98,649
                                                                    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to oil and gas properties                               (123,992)     (84,489)
   Additions to furniture, fixtures and equipment                      (1,891)        (826)
                                                                    ---------    ---------
     NET CASH USED IN INVESTING ACTIVITIES                           (125,883)     (85,315)
                                                                    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings under credit arrangements                 744,000      128,000
   Repayments of borrowings under credit arrangements                (575,000)    (146,000)
   Deliveries under the gas sales obligation                           (8,442)        --
   Proceeds from issuance of common stock                                 726        3,396
   Repayments of secured notes                                        (11,215)        --
   Purchase of secured notes                                          (33,869)        --
   Gas sales obligation settlement                                    (62,017)        --
   Purchases of treasury stock                                           (339)        (218)
                                                                    ---------    ---------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES               53,844      (14,822)
                                                                    ---------    ---------
Effect of exchange rate changes on cash
  and cash equivalents                                                     72            6
                                                                    ---------    ---------

Decrease in cash and cash equivalents                                  (6,312)      (1,482)
Cash and cash equivalents, beginning of period                         48,898       26,610
                                                                    ---------    ---------

Cash and cash equivalents, end of period                            $  42,586    $  25,128
                                                                    =========    =========

---------------
* Associated with SFAS 133.
** Associated with the adoption of SFAS 143.